Exhibit 10.3

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of November 18, 2025, by and between Ferdinand Groenewald (the “Executive”) and Streamex Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Subject to Section 5 of this Agreement, the Executive’s employment hereunder shall commence on October 1, 2025 (the “Effective Date”) and shall continue until terminated hereunder by either party (the “Employment Term”).

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on the boards of directors of other companies or non-profit organizations, (ii) engage in charitable, civic, or community activities, and (iii) manage personal investments and other passive business interests, in each case so long as such activities, individually or in the aggregate, do not materially interfere with the performance of the Executive’s duties to the Company or create a material conflict of interest. The Executive shall disclose such activities to the Board, and the Board’s consent (not to be unreasonably withheld) shall be required only if a proposed activity could reasonably be expected to result in a material conflict of interest.

3. Place of Performance. The principal place of Executive’s employment shall be the Executive’s primary residence, and the Executive shall work remotely on a full-time basis. Notwithstanding the foregoing, the Executive may be required to travel on Company business from time to time during the Employment Term, provided that such travel shall be reasonable and consistent with the Executive’s responsibilities under this Agreement.

1

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $225,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may increase the Executive’s base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2 Annual Incentive Package; Initial Equity Awards.

(a) During the Employment Term, the Executive shall be eligible to participate in the Streamex Corp. (BioSig Technologies, Inc.) 2023 Long-Term Incentive Plan, as amended and in effect (the “Plan”), or any successor plan, subject to the terms of the Plan or successor plan, as determined by the Board or the Committee, in its discretion.

(b) With respect to each calendar year during the Employment Term, the Executive shall be eligible to receive an annual incentive package (the “Annual Bonus” or “Annual Incentive Package”) with a target value equal to sixty-five percent (65%) of Base Salary, payable in a combination of cash and equity (based on the grant date value of any such equity awards). The performance goals and milestones applicable to the Annual Bonus shall be established by the Board (or an appropriate committee thereof) in consultation with the Executive within thirty (30) days after the beginning of each performance year (or, for 2025, within thirty (30) days following the Effective Date), and such goals shall be documented in writing. The Annual Bonus may range from zero percent (0%) to one hundred fifty percent (65%) of the Target Bonus depending on actual achievement of the mutually agreed goals, with the determination made by the Board (or committee) in good faith and applying the same methodology as for other senior executives. Any Annual Bonus earned shall be paid as soon as administratively practicable after the close of the performance year, but in no event later than March 15 of the following year, subject to applicable withholding. For calendar year 2025, the Executive shall be entitled to a prorated Annual Bonus based on the number of days employed from the Commencement Date through December 31, 2025, relative to 365 days, determined in accordance with the performance goals. In the event the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or in connection with a Change in Control prior to December 31, 2025, the Executive shall remain entitled to such prorated Annual Bonus for 2025 (based on actual performance achieved), payable at the same time annual bonuses are paid to other senior executives.

(c) Subject to, and effective only upon, stockholder approval of the Company’s proposal to increase the total number of shares of Common Stock authorized for issuance under the Plan (the “Proposal”) at the Company’s next annual meeting of stockholders (the “Approval Date”), the Company shall, on the first day of the calendar year immediately following the Approval Date (the “Grant Date”), grant to Executive under the Plan the following equity awards (comprised of Restricted Stock Award(s) and Restricted Stock Unit(s)), with related award documentation delivered as soon as reasonably practicable thereafter.

2

(i) Restricted Stock Award (100,000 shares). A Restricted Stock Award covering 100,000 shares of the Company’s common stock, which shall be fully vested on the Grant Date.

(ii) Restricted Stock Units (400,000 RSUs; Quarterly Vesting). A Restricted Stock Unit award covering 400,000 shares of the Company’s common stock, with each RSU representing the right to receive one share of common stock upon settlement, vesting in sixteen (16) equal quarterly installments (25% per year) over four (4) years, with the first installment vesting on the three-month anniversary of the Grant Date and the remaining installments vesting on each quarterly anniversary thereafter, in each case subject to Executive’s continued service through the applicable vesting date. Settlement of vested RSUs shall occur as soon as administratively practicable after each vesting date in accordance with the Plan and the applicable award agreement, and in all events within the “short-term deferral” period under Treasury Regulation §1.409A-1(b)(4) (and no later than March 15 of the calendar year following the year in which the applicable installment vests).

Failure to Obtain Approval; Insufficient Reserve; Make-Whole. If stockholder approval is not obtained at such meeting, no awards shall be granted under this Section 4.2(c); provided, however, that the Company shall use its reasonable best efforts to correct Executive’s compensation with respect to the issuance that would otherwise have been due, including by (A) promptly resubmitting the Proposal (or a successor plan, or an alternative approval mechanism) for stockholder approval at a subsequent meeting, and/or (B) providing, subject to Compensation Committee approval, a make-whole cash payment or other cash-settled award of equivalent value intended to preserve the economic terms and timing of the affected award(s), in each case subject to applicable law, the rules of any securities exchange on which the Company’s securities are listed, and Section 409A of the Code. Any such make-whole payment or cash-settled award shall be delivered as soon as reasonably practicable (and, to the extent intended to qualify for the “short-term deferral” exception under Section 409A, no later than March 15 of the calendar year following the year in which the award otherwise would have been granted or vested).

The Grant Date fair market value of the Company’s common stock shall be determined in accordance with the Plan. All equity awards described in this Section 4.2(c) shall be granted pursuant to the Plan and evidenced by award agreements in a form approved by the Compensation Committee of the Board, which agreements shall govern the terms and conditions of the awards to the extent not inconsistent with this Agreement. The Company will use reasonable best efforts to maintain an effective Form S-8 covering shares issuable under the Awards while any portion of the Awards remains outstanding.

3

(d) Equity Award Adjustments. In the event of a stock split, stock dividend, recapitalization, or other corporate event affecting the Company’s securities, Executive’s equity awards shall be adjusted in accordance with the terms of the Plan and applicable award agreements to ensure compliance with Nasdaq rules and equitable treatment.

(e) Holding Period. To align with shareholder interests and corporate governance best practices, the Executive agrees that any shares acquired upon vesting or exercise of equity awards shall be subject to a minimum holding period of six (6) months following acquisition; provided, however, that such holding period shall not apply to (i) sales or dispositions required to satisfy tax withholding or other statutory obligations, (ii) transactions effected pursuant to a duly adopted Rule 10b5-1 trading plan, (iii) transfers to an immediate family member or trust for estate planning purposes, or (iv) sales or dispositions in connection with a Change in Control, tender offer, or other corporate transaction approved by the Board or Compensation Committee, in each case subject to compliance with the Company’s insider trading policy.

(f) 10b5-1 Trading Plan. The Executive shall be entitled to adopt, amend, and terminate one or more written trading plans that comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (each, a “10b5-1 Plan”), covering sales or purchases of the Company’s securities. Any such 10b5-1 Plan shall be adopted, amended, or terminated in compliance with the Company’s insider trading policy and applicable securities laws. Transactions effected pursuant to a duly adopted 10b5-1 Plan shall not be subject to the Company’s restrictions on trading in blackout periods or otherwise deemed a violation of this Agreement or any Company policy relating to insider trading.

4.3 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.4 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, including 401(k), paid time off, health, disability, and life insurance benefits, once finalized (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5 Vacation; Paid Time Off. Executive may take up to twenty-five (25) business days of paid time off (“PTO”) per year (or any greater number of days offered generally to executives of the Company), to be scheduled to minimize disruption to the Company’s operations, the accrual and use of which shall be subject to the Company paid time off policies and practices as applied to Company senior executives. In addition, Executive shall be entitled to paid holidays and other paid leave in accordance with the Company’s policies and practices as applied to Company senior executives.

4

4.6 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.7 Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.8 Directors’ and Officers’ Insurance. The Company shall, at its expense, obtain and maintain directors’ and officers’ liability insurance (including Side A coverage) covering the Executive, in such form and with such limits as are customarily maintained by similarly situated public companies, and shall continue to provide such coverage (or substantially equivalent “tail” coverage) for not less than six (6) years following the Executive’s termination of employment, to the extent the Executive served as an officer or director during the policy period.

4.9 Clawback Provisions. All incentive-based compensation payable to Executive pursuant to this Agreement or otherwise shall be subject to the Company’s clawback or recoupment policy adopted by the Board or Compensation Committee pursuant to Section 10D of the Securities Exchange Act of 1934, Nasdaq Listing Rule 5608, and other applicable laws or regulations, as such policy may be amended from time to time (the “Clawback Policy”). The Clawback Policy shall apply to Executive on the same basis as to other senior executives of the Company. For the avoidance of doubt, no amounts other than incentive-based compensation subject to the Clawback Policy shall be subject to recoupment, absent fraud, intentional misconduct, or material misstatement by Executive.

4.10 Termination of Employment. If Executive’s employment is terminated (i) by the Company without Cause (and other than due to Executive’s death or Disability), (ii) by Executive for Good Reason, or (iii) in connection with a Change in Control or Fundamental Transaction (each as defined herein), then, in addition to payment of any Accrued Obligations, Executive shall be entitled to the following severance benefits, subject to Executive’s execution and non-revocation of a customary release of claims:

(a) If such termination occurs within the first six (6) months following the Effective Date, the Executive shall be entitled to (i) an amount equal to six (6) months of Base Salary, payable in accordance with the Company’s regular payroll schedule, and (ii) immediate acceleration of all then-unvested equity awards.

(b) If such termination occurs after the first six (6) months following the Effective Date, the Executive shall be entitled to (i) an amount equal to twelve (12) months of Base Salary, payable in accordance with the Company’s regular payroll schedule, and (ii) immediate acceleration of all then-unvested equity awards.

5

(c) Executive shall be entitled to a pro-rata portion of Executive’s target annual bonus for the year of termination, based on the number of days employed during such year, payable at the same time as bonuses are paid to other senior executives, but in no event later than March 15 of the year following termination.

(d) The Company shall pay or reimburse Executive for the full cost of COBRA continuation coverage (or provide a taxable cash stipend in lieu thereof) for up to twelve (12) months following termination, subject to Executive’s timely election of COBRA.

All severance payments and benefits under this Section 5 shall be subject to Section 409A of the Internal Revenue Code, and, if applicable, delayed until the Specified Employee Payment Date.

DEFINITIONS:

A.	Definition of Disability. As used herein, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1)-year period (cumulative or consecutive), because, after accounting for reasonable accommodation (if applicable), Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder (as determined by Executive’s healthcare provider in his, her or its reasonable discretion).

B.	Definition of Cause. As used herein, “Cause” shall mean:

i. the Executive’s failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

ii. the Executive’s failure to comply with any valid and legal directive of the Board;

iii. the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

iv. the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

v. the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

vi. the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

vii. the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

6

viii. the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

C.	Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

i. a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

ii. any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

iii. the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

iv. a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 5 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

D. Definition of Fundamental Transaction. As used herein, “Fundamental Transaction” means the sale, lease, license, assignment, merger, consolidation, share exchange, liquidation, transfer, conveyance or other disposition (whether direct or indirect) of all or substantially all of the Company’s business and/or assets in one or a series of related transactions (individually and/or collectively, a “Fundamental Transaction”).

E. Definition of Change in Control. As used herein, “Change in Control” means the occurrence of any of the following events:

7

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the Common Stock of the Company that, together with the Common Stock held by such Person, constitutes more than 50% of the total voting power of the Common Stock of the Company, except that any change in the ownership of the Common Stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

5. Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Confidentiality and Proprietary Rights Agreement, attached hereto as Exhibit A.

6. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles. Any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the State of Delaware and shall be commenced and maintained solely and exclusively in any state or federal court located in Kent County, Delaware, and both parties irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7. Entire Agreement. Unless specifically provided herein, this Agreement, together with the Confidentiality and Proprietary Rights Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

8. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

8

9. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

10. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12. Corporate Governance and Compliance.

12.1 Nasdaq and SEC Compliance. Executive acknowledges that the Company is subject to the rules and regulations of the Nasdaq Stock Market (“Nasdaq”) and the U.S. Securities and Exchange Commission (“SEC”). Executive shall perform all duties in compliance with such rules, including but not limited to Nasdaq Listing Rule 5605 (Corporate Governance Requirements) and SEC regulations under the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002.

12.2 Insider Trading Policy. Executive shall comply with the Company’s insider trading policy, including restrictions on trading in Company securities during blackout periods and compliance with Section 16 reporting obligations under the Securities Exchange Act of 1934. Executive shall promptly provide the Company with all necessary information to facilitate timely filing of Forms 3, 4, and 5 with the SEC.

12.3 Disclosure of Agreement. Executive acknowledges that this Agreement, or a summary thereof, may be publicly disclosed in the Company’s SEC filings, including but not limited to Form 8-K, Form 10-K, or proxy statements, as required by applicable securities laws or Nasdaq rules.

12.4 Board and Committee Interaction. Executive shall regularly report to and collaborate with the Board and its committees, including the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, to ensure alignment with the Company’s strategic objectives and compliance with Nasdaq governance standards.

12.5 Certifications. Executive shall execute certifications required under Section 302 and Section 906 of the Sarbanes-Oxley Act in connection with the Company’s quarterly and annual SEC filings, attesting to the accuracy of financial statements and the effectiveness of disclosure controls and internal controls over financial reporting.

9

13. Section 409A.

13.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

10

14. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Streamex Corp.

2431 Aloma Ave Suite 243

Winter Park, FL 32792

If to the Executive:

Addressed to Executive’s most recent physical and electronic address on file with the Company.

16. Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

All information provided to the Company regarding Executive’s background, qualifications, and eligibility to serve as a director or officer of a public company is true and complete. Executive shall cooperate with any background checks or regulatory inquiries required by Nasdaq, the SEC, or other authorities.

Executive shall promptly notify the Company if Executive becomes subject to any disqualification event under SEC Rule 506(d) (Bad Actor provisions) or other regulations that would prohibit or materially impair Executive’s ability to serve as Executive of a Nasdaq-listed company.

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

11

17. Withholding. The Company shall have the right to deduct or withhold from any compensation or other amounts payable to Executive under this Agreement, or require Executive to remit, such amounts as are required to satisfy all applicable federal, state, and local tax withholding obligations. With respect to equity awards, unless otherwise determined by the Board or Compensation Committee, such tax withholding obligations may be satisfied by (i) the Company withholding shares otherwise deliverable upon settlement or exercise of an award, (ii) Executive delivering shares already owned, (iii) cash payments by Executive, or (iv) any combination of the foregoing, in each case to the extent permitted by the Plan and applicable law. All determinations regarding tax withholding shall be made in good faith by the Company in accordance with applicable law.

Notwithstanding the foregoing, with respect to the stock issuance to Executive in May 2025 (the “May Stock Issuance”), if Executive incurs any tax liability arising from such issuance and is unable to sell shares to satisfy such liability due to applicable lock-up restrictions, the Company shall, subject to applicable law, withhold or advance an amount sufficient to satisfy the Executive’s required tax obligations arising from the May Stock Issuance, provided that the Executive complies with any procedures the Company may reasonably require to implement such withholding or advancement.

18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STREAMEX CORP.

By	/s/ Henry McPhie
Name:	Henry McPhie
Title:	Chief Executive Officer

EXECUTIVE

Signature:	/s/ Ferdinand Groenewald
Print Name:	Ferdinand Groenewald

13

Exhibit A

Confidentiality and Proprietary Rights Agreement

This Confidentiality and Proprietary Rights Agreement (“Agreement”) is entered into by and between Streamex Corp., a Delaware corporation, (the “Employer”) on behalf of itself, its subsidiaries, and other corporate affiliates (collectively referred to herein as the “Employer Group”), and Ferdinand Groenewald (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of October 1, 2025 (the “Effective Date”).

In consideration of the Employee’s employment by the Employer, which the Employee acknowledges to be good and valuable consideration for the Employee’s obligations hereunder, the Employer and the Employee hereby agree as follows:

1. Confidentiality and Security.

(a) Confidential Information. The Employee understands and acknowledges that during the course of employment by the Employer, the Employee will have access to and learn about confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective investors, and other associated third parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee will cause irreparable harm to the Employer Group, for which remedies at law will not be adequate and may also cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

14

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee’s employment by the Employer shall be subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

(b) Disclosure and Use Restrictions.

(i) The Employee covenants:

(A) to treat all Confidential Information as strictly confidential;

(B) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and to use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of any of the Employee’s authorized employment duties to the Employer; and

(C) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as required in the performance of any of the Employee’s authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Employee’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.

15

(ii) Permitted disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing in this Agreement prevents the Employee from disclosing or discussing any sexual assault or sexual harassment dispute arising after the execution of this Agreement.

(iii) Nothing in this Agreement prohibits or restricts the Employee (or Employee’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), or any other securities regulatory agency or authority/the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), or any other federal or state regulatory authority (“Government Agencies”). The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with any securities regulatory agency or Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or Government Agencies in connection with reporting a possible securities law violation without notice to the Employer. This Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agencies or any other securities regulatory agency or authority.

(iv) Nothing in this Agreement in any way prohibits or is intended to restrict or impede the Employee from discussing the terms and conditions of the Employee’s employment with co-workers or union representatives, exercising protected rights under Section 7 of the National Labor Relations Act (NLRA), or otherwise disclosing information as permitted by law.

(v) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(A) The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(B) If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

16

(c) Duration of Confidentiality Obligations. The Employee understands and acknowledges that the Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after the Employee begins employment by the Employer) and shall continue during and after the Employee’s employment by the Employer until such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

2. Proprietary Rights.

(a) Work Product. The Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Employee individually or jointly with others during the period of the Employee’s employment by the Employer and relating in any way to the business or contemplated business, research, or development of the Employer (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Employer.

For purposes of this Agreement, Work Product includes, but is not limited to, Employer Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

17

(b) Work Made for Hire; Assignment. The Employee acknowledges that, by reason of being employed by the Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Employer. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Employer, for no additional consideration, the Employee’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Employer’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Employer would have had in the absence of this Agreement.

(c) Further Assurances; Power of Attorney. During and after the Employee’s employment, the Employee agrees to reasonably cooperate with the Employer to (i) apply for, obtain, perfect, and transfer to the Employer the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Employer any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Employer. The Employee hereby irrevocably grants the Employer power of attorney to execute and deliver any such documents on the Employee’s behalf in the Employee’s name and to do all other lawfully permitted acts to transfer the Work Product to the Employer and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Employer’s request (without limiting the rights the Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by the Employee’s subsequent incapacity.

(d) Moral Rights. To the extent any copyrights are assigned under this Agreement, the Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

(e) No License. The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Employee by the Employer.

3. Security.

(a) Security and Access. The Employee agrees and covenants (i) to comply with all Employer Group security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Employer Group intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other Employer Group facilities, IT resources, and communication technologies (“Facilities and Information Technology and Access Resources”); (ii) not to access or use any Facilities and Information Technology and Access Resources except as authorized by the Employer; and (iii) not to access or use any Facilities and Information Technology and Access Resources in any manner after the termination of the Employee’s employment by the Employer, whether termination is voluntary or involuntary. The Employee agrees to notify the Employer promptly in the event the Employee learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology and Access Resources or other Employer Group property or materials by others.

18

(b) Exit Obligations. Upon (i) voluntary or involuntary termination of the Employee’s employment or (ii) the Employer’s request at any time during the Employee’s employment, the Employee shall (A) provide or return to the Employer any and all Employer Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives, other removable information storage devices, hard drives, negatives, and data, and all Employer Group documents and materials belonging to the Employer and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Employer Group or any of its business associates or created by the Employee in connection with the Employee’s employment by the Employer; and (B) delete or destroy all copies of any such documents and materials not returned to the Employer that remain in the Employee’s possession or control, including those stored on any non-Employer Group devices, networks, storage locations, and media in the Employee’s possession or control.

4. Publicity. Employee hereby consents to any and all uses and displays, by the Employer Group and its agents, of the Employee’s name, voice, likeness, image, appearance, and biographical information in, on, or in connection with any pictures, photographs, audio, and video recordings, digital images, websites, television programs, and advertising, other advertising, sales, and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of the Employee’s employment by the Employer, for all legitimate business purposes of the Employer Group (“Permitted Uses”). Employee hereby forever releases the Employer Group and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of the Employee’s employment by the Employer, in connection with any Permitted Use.

5. Non-Disparagement. The Executive shall not make, publish, or communicate any maliciously false, defamatory, or disparaging statements regarding the Company, its affiliates, or their officers, directors, employees, products, services, customers, suppliers, or investors. Likewise, the Company agrees that its directors and senior executives will not make, publish, or communicate any maliciously false, defamatory, or disparaging statements regarding the Executive. Nothing in this Agreement restricts either party from (i) exercising rights protected under the National Labor Relations Act, including the right to discuss terms and conditions of employment; (ii) filing or participating in proceedings with, or communicating information to, regulators or government agencies such as the SEC, OSHA, NLRB, or EEOC; (iii) disclosing information relating to sexual assault or harassment disputes arising after this Agreement; or (iv) making truthful statements required by law, regulation, or valid legal process.

19

Acknowledgment. The Employee acknowledges and agrees that the services to be rendered by the Employee to the Employer are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Employer’s industry, methods of doing business, and marketing strategies by virtue of the Employee’s employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. The Employee further acknowledges that the amount of the Employee’s compensation reflects, in part, the Employee’s obligations and the Employer’s rights under this Agreement; that the Employee has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; that the Employee will not be subject to undue hardship by reason of the Employee’s full compliance with the terms and conditions of this Agreement or the Employer’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time. Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between the Employer and the Employee, pursuant to which either the Employer or the Employee may terminate the employment relationship at any time, with or without cause, with or without notice.

6. Remedies. The Employee acknowledges that the Employer’s Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee will cause irreparable harm to the Employer Group, for which remedies at law will not be adequate. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. The Employee further acknowledges that each member of the Employer Group is an intended third-party beneficiary of this Agreement.

7. Successors and Assigns.

(a) Assignment by the Employer. The Employer may assign this Agreement to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns.

20

(b) No Assignment by the Employee. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

8. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of Delaware, county of Kent. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter; provided, however, that the Employment Agreement between the Employer and Employee, shall remain in full force and effect.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by a duly authorized officer of the Employer (other than the Employee). No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

11. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, by adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

[SIGNATURE PAGE FOLLOWS]

21

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

STREAMEX CORP.

By	/s/ Henry McPhie
Name:	Henry McPhie
Title:	Chief Executive Officer

EMPLOYEE

Signature:	/s/ Ferdinand Groenewald
Print Name:	Ferdinand Groenewald

22